Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Longs Drug Stores California, Inc., a California corporation

RxAmerica L.L.C., a Delaware limited liability company

LDG Property Company, Inc., a California corporation

LDG Property Company, L.L.C., a California limited liability company